Exhibit 4.1

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THIS NOTE IS REGISTERED WITH THE COMPANY AS TO BOTH PRINCIPAL AND INTEREST AND, ACCORDINGLY, IS IN “REGISTERED FORM” WITHIN THE MEANING OF SECTIONS 871(H) AND 881(C) OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Original Issue Date: February 21, 2024

Original Principal Amount: $________

CONVERTIBLE PROMISSORY Note

THIS CONVERTIBLE PROMISSORY NOTE is one of duly authorized and validly issued Convertible Promissory Notes of Emmaus Life Sciences, Inc., a Delaware corporation (the “Company”), having its principal place of business at 21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503 (this Convertible Promissory Note, as amended, restated, supplemented or otherwise modified from time to time, together with any replacement hereof, this “Note” and collectively with the such other Convertible Promissory Notes, the “Exchange Notes”), issued pursuant to the Exchange Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay in cash to ________(the “Original Holder”), or registered assigns (the “Holder”), or shall have paid pursuant to the terms herein, the Original Principal Amount hereof on the one-year anniversary of the Original Issued Date hereof (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided herein, and to pay interest to the Holder on the aggregate then outstanding principal amount hereof in accordance with the provisions hereof.

This Note is subject to the following additional provisions:

Section 1.  Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

“Applicable Interest Rate” means an annual rate equal to ten percent (10.0%); provided, however, following the occurrence of initial repayment failure after six months anniversary, the “Applicable Interest Rate” shall automatically, without notice or any other action required by Holder, mean an annual rate equal to twelve percent (12.0%,).

“Average VWAP” means, for any date, the average of (a) the VWAP over the one (1) month period prior to such date, (b) the VWAP over the one (1) week period prior to such date and (c) the VWAP as of the most recent Trading Day.

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (d) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, or (e) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of California generally are open for use by customers on such day.

“California Courts” shall have the meaning set forth in Section 8(d).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (other than by means of conversion or exercise of this Note), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company, directly or indirectly, Disposes of all or substantially all of its assets to another Person.

“Commission” means the U.S. Securities Exchange Commission.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 4(a)(i).

“Conversion Price” shall have the meaning set forth in Section 4(a)(ii).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note pursuant to Section 4(a).

“Delivery Date” shall have the meaning set forth in Section 4(a)(iii).

“Dispose” and “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by way of a merger) for value of assets or property of a Person (other than intra-Company transactions), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business.

“Distribution” shall have the meaning set forth in Section 5(d).

“DTC” means the Depository Trust Company.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall have the meaning set forth in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of _____, 2024, between the Company and the Investors, including the Original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Fundamental Transaction” means (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (other than a merger with a parent or Subsidiary to effect a name change or a change in domicile), (b) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other Disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock (but, for the avoidance of doubt, excluding any transaction, event or occurrence covered by Section 5(a)) or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Authority), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Indebtedness” shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital or equipment lease obligations, (d) all obligations or liabilities secured by a Lien on any asset of the Company or any Subsidiary, irrespective of whether such obligation or liability is assumed by the Company or such Subsidiary, (e) any obligation arising with respect to any transaction that is the functional equivalent of borrowing but which does not or would not constitute a liability on the balance sheet of the Person incurring the same (such as, without limitation, a merchant cash advance); and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person or entity.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien, or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Material Adverse Effect” means a material adverse effect upon: (a) the business, operations, properties, assets or financial condition of the Company and its Subsidiaries taken as a whole; (b) the prospect of payment when due of any part of the Company’s obligations under this Note; or (c) the ability of Holder to enforce any of its rights or remedies with respect to such obligations.

“Notice of Conversion” shall have the meaning set forth in Section 4(a)(i).

“Note Register” shall have the meaning set forth in Section 2(c).

“Original Issue Date” means the Original Issue Date set forth in the heading of this Note, regardless of any transfers of this Note or amendments to this Note and regardless of the number of instruments which may be issued to evidence this Note.

“Permitted Dispositions” means (a) sales of inventory in the ordinary course of business, (b) transfers and assignment of account receivable pursuant to the Purchase and Sale Agreement between Emmaus Medical, Inc. and Prestige Capital Finance, LLC, (c) licenses and similar arrangements for the use of intellectual property (i) entered into in the ordinary course of business on an arm’s-length basis and on commercially reasonable terms, (ii) that could not result in a legal transfer of title of the licensed intellectual property and (iii) are exclusive only with respect to specific fields of use or discrete geographic territories (other than United States or Europe, as a whole), (d) dispositions of worn-out, obsolete or surplus equipment at fair market value in the ordinary course of business, (e) sales of marketable securities, provided that proceeds thereof are used in accordance with the Company’s agreements, if any, with respect thereto or for other legitimate business uses, and (e) other transfers of assets having a fair market value of not more than one million dollars ($1,000,000) in the aggregate in any fiscal year.

“Permitted Indebtedness” means (a) the indebtedness evidenced by this Note and other Exchange Notes, (b) Indebtedness outstanding on the Original Issue Date and that is set forth on Schedule 1 attached hereto, including any renewals thereof or replacements therefor (c) lease obligations and purchase money indebtedness of up to one million dollars ($1,000,000), in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

“Permitted Investment” means (a) (i) U.S. Treasury bills, notes, and bonds maturing within one (1) year from the date of acquisition thereof and (ii) Commission-registered money market funds that have a minimum of one billion dollars ($1,000,000,000) in assets, (b) Investments in place on the Original Issue Date and that are set forth on Schedule 2 attached hereto, (c) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions and advances, to customers, suppliers, contract manufacturers, or licensors who are, in each case, not Affiliates, in the ordinary course of business, and (d) Investments of cash or other assets in Subsidiaries in the ordinary course of business.

“Permitted Liens” means the individual and collective reference to the following: (a) Liens in place on the Original Issue Date and that are set forth on Schedule 3 attached hereto, including any renewals thereof or replacements therefor (b) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (c) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of the property or assets subject to such Lien or materially impair the use thereof in the operation of the business of the Company and its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, and (d) Liens on equipment securing Indebtedness described under clause (c) of the definition of Permitted Indebtedness.

“Principal Market” means the OTCQX, OTCQB or OTC Pink tier of the OTC Markets Group, Inc. or such Trading Market on which the Common Stock is then listed.

“Purchase Rights” shall have the meaning set forth in Section 5(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standard Settlement Period” means the standard settlement period, expressed in Trading Days, on the Principal Market.

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Trading Day” means a day on which the Principal Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange; the NYSE American; the Nasdaq Global Market; and the Nasdaq Capital Market (or any successor to any of the foregoing).

“Voting Agreement” means the Transfer Restriction and Voting Agreement, dated as of February 8, 2021, among the Company and the Purchasers identified therein, including the Original Holder or his or her predecessor in interest, as amended, modified or supplemented from time to time in accordance with its terms.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported thereon (based on a Trading Day from 9:30 a.m. (local time in New York City, New York) to 4:00 p.m. (local time in New York City, New York)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the OTCQX, OTCQB or OTC Pink tier of the OTC Markets Group, Inc., the daily volume weighted average price of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the reasonable fees and reasonable out-of-pocket expenses of which shall be paid by the Company.

Section 2.  Principal and Interest Payments; Prepayment.

a) Repayment. Subject to paragraphs (b) and (d) of this Section 2, the unpaid principal amount hereof shall be due and payable in full in two installments of $________ each on the six-month anniversary of the Original Issue Date hereof and $__________on the Maturity Date in cash (by wire transfer of immediately available funds to the account of the Holder). This Note shall be senior or higher priority in right of payment upon Maturity to all other Indebtedness of the Company. This Note may only be prepaid with the written consent of the Holder.

b) Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate principal amount of this Note outstanding from time to time at the Applicable Interest Rate, payable semi-annually in arrears as of due dates of the principal amount hereof, in cash (by wire transfer of immediately available funds to the account of the Holder).

c) Interest Calculations. Interest shall be calculated based on a 360-day year and the actual number of days elapsed and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal (including, for the avoidance of doubt, any original issue discount), together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”) or such Person’s designee identified to the Company in writing.

d) Prepayment at the Option of the Holder. The Holder in its discretion may notify the Company (each such notice, a “Prepayment Notice” and the date such notice is deemed delivered hereunder, the “Prepayment Notice Date”) of its irrevocable election that the Company prepay all or any portion of the then outstanding principal amount of this Note, together with any accrued and unpaid interest hereunder on such prepaid principal amount (collectively, the “Prepayment Amount”), on the 20th Trading Day following the Prepayment Notice Date (such date, the “Prepayment Date”, such 20-Trading Day period, the “Prepayment Period”). The Prepayment Amount shall be due and payable in full in cash by wire transfer of immediately available funds to the account of the Holder on the Prepayment Date. The Company covenants and agrees that it will honor all Notices of Conversion tendered by the Holder at any time, and from the time, after the delivery of the Prepayment Notice through the date all amounts owing thereon are due and paid in full. The Company will, within four Business Days following delivery of the Prepayment Notice to the Holder, publicly announce its intention to prepay this Note by means of a press release and filing of a Current Report on Form 8-K with the Commission.

Section 3.  Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of like Notes of different denominations as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the Original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations. Holder hereby adopts and agrees to be bound by all of the representations, warranties, obligations and liabilities of Original Holder under the Purchase Agreement as a successor of Original Holder.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.  Voluntary Conversion; Delivery of Conversion Shares.

a) Voluntary Conversion.

i. Voluntary Conversion. At any time and from time to time until this Note is no longer outstanding, the principal amount of and accrued and unpaid interest under this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been converted. Conversions of principal hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable principal amount so converted. The Holder and the Company shall maintain records showing the principal amount converted and the date of each such conversion. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the principal amount of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

ii. Conversion Price. The initial conversion price is $0.13 and shall be adjusted as of the end of each three (3) month period following the Original Issue Date to equal the Average VWAP as of the end of such three (3) month period but only if such Average VWAP is less than the then-conversion price, in each case subject to further adjustment as provided in Section 5 (as so adjusted, the “Conversion Price”).

iii. Conversion Shares Issuable Upon Conversion of Principal Amount; Delivery Date. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus accrued and unpaid interest thereon by (y) the Conversion Price. The total number of outstanding shares after adding the Conversion Shares issuable shall not exceed a level greater than 80% the total authorized number of 250,000,000 common stocks, in consideration of the Company’s future equity financing and option / warrant grants.

b) Delivery of Certificate for Conversion Shares. Not later than the earlier of (i) three (3) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period after each Conversion Date (the “Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder the Conversion Shares which, on or after the earlier of (i) the six (6) month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of this Note. On or after the earlier of (i) the six (6) month anniversary of the Original Issue Date or (ii) the Effective Date, the Company shall deliver any Conversion Shares required to be delivered by the Company under this Section 4(b) electronically through DTC or another established clearing corporation performing similar functions.

c) Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver Conversion Shares in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. The Company may not refuse to issue any Conversion Shares required to be issued hereunder based on any claim that the Holder or anyone associated or Affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares required to be issued hereunder in accordance with the terms hereof. If the Company fails for any reason to deliver to the Holder Conversion Shares required to be issued pursuant to any provision of this Note by the second Trading Day following the applicable Delivery Date, the Company shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each one thousand dollars ($1,000) of principal amount being redeemed or converted, as applicable, five dollars ($5) per Trading Day for each Trading Day after the second Trading Day following such Delivery Date, as applicable, until such certificates are delivered or Holder rescinds such redemption or conversion, as applicable. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 hereof for the Company’s failure to deliver Conversion Shares within the applicable period specified in this Note and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

d) Fractional Shares. No fractional Conversion Share or scrip representing a fractional Conversion Share shall be issued under this Note. As to any fraction of a Conversion Share to which the Holder would otherwise be entitled, the Company shall, at its election, either pay a cash adjustment in respect of such fraction of a Conversion Share in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole Conversion Share.

e) Transfer Taxes and Expenses. The issuance of Conversion Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares. The Company shall pay all Transfer Agent fees required for processing of any issuance of Conversion Shares and all fees to DTC (or another established clearing corporation performing similar functions) required for electronic delivery of Conversion Shares.

f) Beneficial Ownership Limitation. The Company shall not honor any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 4(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(f) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(f), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be; (ii) a more recent public announcement by the Company; or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(f), provided that the Beneficial Ownership Limitation in no event exceeds 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(f) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

g) Legends. Conversion Shares are subject to the Voting Agreement. Holder hereby adopts and agrees to be bound by all of the representations, warranties, obligations and liabilities of the Original Holder or his or her predecessor in interest under the Voting Agreement. All certificates evidencing the Conversion Shares shall bear the following legend in addition to any legend imposed under the Purchase Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND VOTING AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE PURCHASER (AS DEFINED THEREIN), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

Section 5.  Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c) Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Fundamental Transaction. If, at any time while this Note is outstanding, the Company effects a Fundamental Transaction, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(f) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(f) on the conversion of this Note). For the purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, nothing in this Section 5(d) shall be deemed implied consent to any Fundamental Transaction otherwise prohibited by the Transaction Documents.

e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall exclude any treasury shares of the Company.

f) Notice to the Holder.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any Fundamental Transaction, Change of Control, consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K filed with the Commission. The Holder shall remain entitled to convert this Note during the twenty (20) day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.  Covenants.

a) As long as any portion of this Note remains outstanding, and unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

i. other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

ii. other than Permitted Investments, make or hold any Investments;

iii. other than Permitted Dispositions, Dispose of any its assets;

iv. amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that adversely affects any rights of the Holder hereunder;

v. merge, dissolve, liquidate, consolidate with or into another Person (other than a merger of a Subsidiary into the Company), or otherwise suffer or permit a Change of Control Transaction;

vi. repay, repurchase or offer to repay, repurchase or otherwise acquire any of its Equity Interests other than pursuant to prepayment provisions of Equity Interests outstanding as of the Original Issue Date;

vii. repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness other than (1) this Note or other Exchange Notes and (2) principal and interest payments under the terms of any Permitted Indebtedness; provided; however, that any such payments contemplated by the foregoing clauses (2) shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs;

viii. pay dividends or distributions on any of its Equity Securities, except that any Subsidiary may, directly or indirectly, pay any dividend or distribution to the Company;

ix. enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

x. enter into any agreement with respect to any of the foregoing.

b) Non-Circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

c) Reservation of Authorized Shares.

i. So long as any of this Note is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Note, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of this Note as provided herein without regard to any limitations on conversions (the "Required Reserve Amount").

ii. If at any time while this Note remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to have reserved for issuance upon conversion of this Note at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall promptly take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Note then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (y) file with the Commission a proxy statement for a meeting of its stockholders at which meeting the Company will seek the approval of its stockholders for an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use commercially reasonable efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the Commission an Information Statement on Schedule 14C.

d) Insurance. So long as any of this Note is outstanding, the Company will maintain (a) insurance with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by Persons of comparable size engaged in the same or similar business as the Company, and (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Section 7.  Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of principal, interest or other amounts owing to the Holder under this Note, as and when the same shall become due and payable;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Note (other than a breach by the Company of (x) its obligations to pay principal, interest or other amounts owing to the Holder under this Note, which breach is addressed in clause (i) above or (y) deliver Conversion Shares to the Holder pursuant to the terms of this Note, which breach is addressed in clause (viii) below), which failure is not cured, if possible to cure, within the earlier to occur of ten (10) days after notice of such failure sent by the Holder to the Company; provided, that any failure to observe or perform any provision of Section 6 shall be an immediate Event of Default hereunder without any grace period;

iii. a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) or any material breach shall occur under any of the Transaction Documents, which failure is not cured, if possible to cure, within ten (10) days following notice of failure sent by the Holder to the Company;

iv. any representation or warranty made in this Note or any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder pursuant to the Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. the Company shall be subject to a Bankruptcy Event;

vi.

vii. (a) the Common Stock shall not be eligible for listing or quotation for trading on the Principal Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days, (b) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on the Principal Market for five (5) Trading Days (which need not be consecutive) during any twelve (12) month period, or (c) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on the Principal Market for three (3) consecutive Trading Days;

viii. the Company shall fail for any reason to deliver any Conversion Shares to a Holder on the Delivery Date;

ix. the electronic transfer by the Company of shares of Common Stock through DTC or another established clearing corporation is no longer available or is subject to a suspension that lasts for more than three (3) Trading Days;

x. a judgment in excess of five hundred thousand dollars ($500,000) is entered against the Company and, within sixty (60) days after entry thereof, such judgment is not discharged or satisfied or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged or satisfied;

xi. the Company, any Subsidiary or any of their respective executive officers of the Company or any Subsidiary shall be indicted, convicted or have a judgment entered against it for any intentional or willful violation of state or federal laws applicable to the business of the Company and its Subsidiaries or any anti-fraud provisions of state or federal securities laws;

xii. if any of the following occurs, (i) the U.S. Food and Drug Administration or any other Governmental Authority initiates an enforcement action against the Company or any of its Subsidiaries that causes the Company or any such Subsidiary to recall, withdraw, remove or discontinue marketing any of its products and such recall, withdraw, removal or discontinuation would have a Material Adverse Effect; (ii) the U.S. Food and Drug Administration or any other Governmental Authority issues a warning letter to the Company or any of its Subsidiaries with respect to any regulatory matter which would , in the aggregate when considered with all other existing and effective warning letters, to have a Material Adverse Effect; (iii) the Company or any of its Subsidiaries conducts a mandated or voluntary recall which could reasonably be expected to result in aggregate liability and expense to the Company and its Subsidiaries that reasonably would have a Material Adverse Effect; or (iv) the Company or any of its Subsidiaries enters into a settlement agreement with the U.S. Food and Drug Administration or any other Governmental Authority that results in aggregate payments in respect of or related to any single or related series of transactions, incidents or conditions, in excess of $1,000,000, or that would have a Material Adverse Effect;

xiii. Any other circumstance has occurred that would have a Material Adverse Effect.

b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash; provided, that such acceleration shall be automatic, without any notice or other action of the Holder required, in respect of an Event of Default occurring pursuant to clause (v) of Section  7(a). In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any notice, presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any Event of Default or impair any right consequent thereon.

Section 8.  Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Prepayment Notice, shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such other facsimile number, email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a U.S. nationally or internationally recognized overnight courier service addressed to the Holder at the facsimile number or email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the address for notice to the under the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (local time in Los Angeles, California) (or such later time expressly specified elsewhere in this Note) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (local time in Los Angeles, California) (or such later time expressly specified elsewhere in this Note) on any Trading Day, (iii) the third Trading Day following the date of mailing, if sent by U.S. nationally or internationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest on this Note at the time, place, and rate, and in the currency herein prescribed. This Note is a direct debt obligation of the Company. All payments by the Company hereunder shall be made without setoff, deduction or counterclaim.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company. The applicant for a new Note under such circumstances shall also pay or provide for any reasonable third-party costs (including a customary indemnity) associated with the issuance of such replacement Note.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts in Los Angeles, California (the “Los Angeles Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Los Angeles Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the Los Angeles Courts, or such Los Angeles Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

e) Amendments; Waivers. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing. Any provision of this Note may be waived or amended as provided in the Purchase Agreement, which waiver or amendment shall be binding on all of the Holders of the Notes and their successors and assigns.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j) Limitation of Liability. Neither Holder, the Company nor any Affiliate, officer, director, employee, attorney, or agent of Holder or the Company shall have any liability with respect to, and the Company and the Holder hereby waives, releases, and agrees not to sue any of them upon, any claim for any punitive, special, indirect, incidental, or consequential damages suffered or incurred in connection with, arising out of, or in any way related to, this Note or any of the other Transaction Documents, or any of the transactions contemplated by this Note or any of the other Transaction Documents.

k) Costs of Enforcement. The Company hereby covenants and agrees to indemnify, defend and hold the Holder harmless from and against all costs and expenses, including reasonable attorneys’ fees and their reasonable costs, together with interest thereon at the Applicable Rate, incurred by the Holder in enforcing its rights under this Note; or if the Holder is made a party as a defendant in any action or proceeding arising out of or in connection with its status as a lender, or if the Holder is requested to respond to any subpoena or other legal process issued in connection with this Note; or reasonable disbursements arising out of any costs and expenses, including reasonable attorneys’ fees and their costs incurred in any bankruptcy case; or for any legal or appraisal reviews, advice or counsel performed for the Holder following a request by the Company for waiver, modification or amendment of this Note.

l) This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

*********************

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the Partial Replacement Note Issuance Date indicated above.

EMMAUS LIFE SCIENCES, INC.		Address for Notice:
21250 Hawthorne Boulevard Suite 800 Torrance, California 90503

By:		Email: wlee@emmauslifesciences.com
	Name: Willis Lee	Fax: 310-214-0075
Title: Chairman, Co-president and Chief Operating Officer

[HOLDER SIGNATURE PAGE FOLLOWS]

holder SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE

IN WITNESS WHEREOF, the undersigned has duly executed this Note as of the date first indicated above.

Name of Holder:

Signature of Holder:

Email Address of Holder:

Facsimile Number of Holder:

Address for Notice to Holder:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and interest under the Partial Replacement Convertible Promissory (the “Note”) of Emmaus Life Sciences, Inc., a Delaware corporation (the “Company”), in accordance with Section 4(a) of the Note.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that his ownership of the shares of Common Stock does not exceed the amounts specified under Section 4(g) of the Note.

Conversion Date:

Conversion Price:

Principal amount to be converted:

Accrued and unpaid interest thereon:

Number of shares to be issued:

Signature:

Name:

Address for Delivery of Conversion Shares:

OR

DWAC Instructions:

Broker No:____________

Account No:__________